Exhibit 1
May 22, 2006
1. Operating Results as of April 30, 2006
     Operating results as of April 30, 2006 were as follows.

		(amount in millions of yen)
	Apr-05	Apr-06	% change
Total assets for SMEs	113,421	198,480	74.9%

*	Assets for SMEs are the sum of the assets below less total loans to consumers, purchased loans receivable and real estate for sale.

		(amount in millions of yen)
	Apr-05	Apr-06	% change
Total loans receivable	149,248	220,621	47.8%
Total loans to business owners	99,327	177,207	78.4%
Total loans to consumers	49,920	43,414	-13.0%

*	Bankrupt, delinquent and doubtful loans receivable are included in the balance of loans receivable.

		(amount in millions of yen)
	Apr-05	Apr-06	% change
Assets held for leases and installment loans	5,963	9,453	58.5%

*	Assets held for leases and installment loans are mainly assets of NIS Lease Co., Ltd.

*	Installment loans represent the amounts of total installment loans less the amounts of unrealized revenue from installment loans.

		(amount in millions of yen)
	Apr-05	Apr-06	% change
Accounts receivable guaranteed	7,908	11,820	49.4%

*	Amounts for guaranteed borrowings outstanding include accrued interest and are rounded down to the nearest million yen.
2. Notice Concerning the Third-Party Allocation of Shares by Kosaido Co., Ltd.
     Nissin Co., Ltd. announced that it has made its decision to accept the third-party allocation of shares being conducted by Kosaido Co., Ltd. (First Section of the Tokyo Stock Exchange, First Section of the Osaka Securities Exchange, Listing 7868), a company providing a comprehensive information solution service that combines paper media with IT, as part of its independent mixed media strategy.
(For details, please refer to the press release dated May 12, 2006.)
3. Notice Regarding the Basic Plan for an Internal Control System Infrastructure
     Nissin Co., Ltd. announced that a resolution was passed at a meeting of its Boards of Directors held May 8 for a basic plan for the establishment of an internal control system.
(For details, please refer to the press release dated May 8, 2006.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: +81-(3)-3348-2423, FAX: +81-(3)-3348-3905, E-mail: info-ir@nissin-f.co.jp

4. NIS Securities Co., Ltd. as Second Lead Manager
     NIS Securities Co., Ltd., a consolidated subsidiary of Nissin Co., Ltd. announced that it will act as the lead manager for the listing of Kenkou Corporation, a company developing health food sales operation, following Gamepot Inc.
     Thus, NIS Group has begun to set up a structure to support both listed and non-listed companies, tailored to the needs of business owners. We will further contribute to development of business owners with many business partners by utilizing the positive effects of synergy.
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: +81-(3)-3348-2423, FAX: +81-(3)-3348-3905, E-mail: info-ir@nissin-f.co.jp